CONSENT OF DRA PROJECTS (PTY) LIMITED

In connection with Energizer Resources’ registration statement on Form S-1, and any amendments (including post-effective amendments) thereto, to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), the undersigned hereby consents to references to its name and to its involvement in the preparation of a feasibility study entitled “Molo Feasibility Study, National Instrument 43-101 Technical Report, on the Molo Graphite Project located near the village of Fotadrevo in the Province of Toliara, Madagascar” dated February 6, 2015 (the “Feasibility Study”) in the Registration Statement, and to the inclusion of information derived from the Feasibility Study in the Registration Statement.

DRA PROJECTS (PTY) LIMITED

By:	Doug Heher
Title:	Project Manager

Date: July 14, 2015